EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
TALX Corporation:

We consent to the use of our report dated May 6, 2004, with respect to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2004, incorporated herein by reference.

As discussed in Note 5 to the consolidated financial statements, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ KPMG LLP

St. Louis, Missouri
October 21, 2004